UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

ALICO, INC.

 (Name of Registrant as Specified In Its Charter)
N/A

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ALICO, INC.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
____________________
Notice of Annual Meeting of Shareholders
To be held February 27, 2020
____________________

         January 21, 2020
Dear Alico, Inc. Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Alico, Inc. (the “Company” or “Alico” or referred to as “we”, “us” or “our” in this Notice and Proxy Statement) to be held at the offices of Trenam Law, 101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602 on February 27, 2020, at 9:30 a.m. Eastern Standard Time, for the following purposes:

1.
To elect the 7 nominees named in the attached Proxy Statement as Directors to serve on our Board of Directors. If elected, these 7 Directors will serve until the next Annual Meeting or until their respective successors have been elected and qualified;

2.	To ratify the Audit Committee’s selection of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2020;

3.	To consider, the Shareholder Proposal, if properly presented at the meeting; and

4.	To transact any other business as may properly come before the Annual Meeting or any and all adjournments thereof.

Our Board of Directors has fixed the close of business on December 31, 2019, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record who own stock on the record date are entitled to receive notices about the Annual Meeting and to vote at the Annual Meeting.
For the Board of Directors

Richard Rallo
Senior Vice President, Chief Financial and Accounting Officer, and Corporate Secretary

Your vote is very important to us. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact the Corporate Secretary by phone at (239) 226-2000, by email at info@alicoinc.com or by mail at the address above. Whether or not you plan to attend and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign and date it and mail it in the enclosed envelope. If you wish to attend the Annual Meeting in person, please tear off the admission ticket from the top half of the enclosed proxy card and bring it and a photo ID with you to the Annual Meeting. If you attend the Annual Meeting you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the Annual Meeting in which case your proxy will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on February 27, 2020: This Notice, the attached 2020 Proxy Statement, and our Annual Report on Form 10-K for fiscal year 2019 are available at http://www.alicoinc.com.

ALICO, INC.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
____________________

PROXY STATEMENT
____________________

Annual Meeting of Shareholders
February 27, 2020
____________________

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held on February 27, 2020
The Proxy Statement and accompanying 2019 Annual Report to Shareholders are available at
www.alicoinc.com or at https://materials.proxyvote.com/016230

General

Our Board of Directors seeks your proxy for use in voting at the Annual Meeting of Shareholders of Alico, Inc. (the “Company”) to be held on Thursday, February 27, 2020 at 9:30 a.m. Eastern Standard Time at the offices of Trenam Law, 101 East Kennedy Boulevard, Suite 2700, Tampa, FL 33602 (the “Annual Meeting”). This Proxy Statement and proxy card will be mailed on or about January 23, 2020 to all holders of common stock entitled to vote at the Annual Meeting.

We have enclosed with the Proxy Statement our 2019 Annual Report to Shareholders for fiscal year 2019, which includes our Annual Report on Form 10-K for fiscal year 2019, and which in turn includes our audited financial statements for fiscal year 2019. The 2019 Annual Report to Shareholders (and the related Annual Report on Form 10-K included therein) does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of shares of our common stock as of the close of business on December 31, 2019, the record date, may vote at the Annual Meeting either in person or by proxy. At the close of business on December 31, 2019, there were 7,475,200 shares of our common stock outstanding and entitled to vote on each matter properly brought up at the Annual Meeting. The common stock is our only authorized voting security, and each share of common stock is entitled to vote at the Annual Meeting. A shareholder of record giving a proxy may revoke it at any time before the vote is taken by delivering a written revocation or a proxy with a later date to the Corporate Secretary or by voting his or her shares in person at the Annual Meeting.

Purpose

At the Annual Meeting, the shareholders will be asked to vote on the following proposals:

Proposal 1: Election of 7 nominees named in this Proxy Statement to serve on our Board of Directors.

Proposal 2: Ratification of the Audit Committee’s selection of RSM US LLP as our independent registered public accounting firm for fiscal year 2020.

Proposal 3: A shareholder proposal contained in this Proxy Statement, if properly presented by the shareholder proponent at the meeting.

Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. The Proxy Statement, the enclosed proxy card and the 2019 Annual Report to Shareholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares. The Proxy Statement, the 2019 Annual Report to Shareholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the shareholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

Each shareholder has one vote per share. If you hold shares in your own name as a shareholder of record, you can cast your vote before the Annual Meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the Annual Meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, your broker, bank or nominee will provide you with materials and instructions for voting your shares.

Broker Discretionary Voting

The election of Directors and the Shareholder Proposal are considered non-routine matters, thus brokers do not have discretionary authority to vote on the proposal to elect Directors or to vote on the Shareholder Proposal if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on these proposals in order for the votes to be counted.

The ratification of the Audit Committee’s selection of auditor is considered a routine matter, thus brokers have discretionary authority to vote on the ratification of the Audit Committee’s selection of the auditor if they do not receive instructions from a beneficial owner.

If you are a shareholder of record, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If your shares are held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote at its discretion on routine matters, but not on non-routine matters. If you sign your proxy card but do not provide instructions on how your broker should vote, your broker will vote your shares as recommended by the Board of Directors on any non-routine matter. See the below section titled “Broker Non-votes” for more information on broker discretionary voting.

Broker Non-votes

For shares held by brokers or nominees, your shares will be counted as “broker non-votes” (i) for any “non-discretionary” items for which you do not give voting instructions to the beneficial owners or the persons entitled to vote those shares and (ii) for any “discretionary” items for which the broker or nominee does not submit a vote. The broker or nominee does not have discretionary voting power under rules applicable to broker-dealers, so the broker is unable to cast those uninstructed shares on ‘Non-discretionary” items. A broker “non-vote” will be counted as present for purposes of determining the existence of a quorum. A broker “non-vote” will not be counted as votes for or against any Director nominee. A broker “non-vote” with respect to the ratification of the Audit Committee’s selection of auditor and with respect to the Shareholder Proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to the ratification of the Audit Committee’s selection of auditor and with respect to the Shareholder Proposal will not affect the outcome of the vote.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a shareholder of record, you are invited to attend the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a shareholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the Annual Meeting and voting in person by properly completing and submitting a ballot.

Attendance at the Annual Meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the Annual Meeting for it to be effective. It should be delivered to:

Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
Attention: Richard Rallo, Corporate Secretary

You may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the Annual Meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and if you wish to change your vote, please check with your bank or broker and follow the procedures your bank or broker provides.

Quorum

The presence at the Annual Meeting, in person or by proxy, of holders of 3,737,601 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” will be counted in determining the presence of a quorum.

Abstentions

An abstention occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to the election of Directors, will not be counted as a vote “cast” for or against any Director nominee. An abstention with respect to any other proposal at the Annual Meeting, including with respect to the ratification of the Audit Committee’s selection of auditor and with respect to the Shareholder Proposal will not be counted as a vote “cast” for or against the proposal, and consequently, an abstention with respect to any of such proposals will not affect the outcome of the vote.

Voting Requirements

Election of Directors

Directors are elected by a plurality of the votes cast at the meeting, which means that the 7 nominees who receive the highest number of votes cast in favor of their election as Director will be elected as Directors, even if those nominees do not receive a majority of the votes cast. Any shares not voted (whether by abstention, broker “non-vote” or otherwise) will not be counted as votes cast. Shareholders may not cumulate votes in the election of the Directors.

Ratification of Independent Registered Public Accounting Firm

To ratify the selection of our independent registered public accounting firm, the “FOR” votes cast in favor of the matter must exceed the “AGAINST” votes cast against the matter. Any shares not voted (whether by abstention, broker “non-votes” or otherwise) will not be counted as votes cast and thus will not have an effect on the outcome of the vote.

Shareholder Proposal

On November 4, 2019, the Company received a Shareholder Proposal as described in Proposal 3 below. The Shareholder Proposal would be approved if the “FOR” votes cast in favor of the matter exceed the “AGAINST” votes cast against the matter. Any shares not voted (whether by abstention, broker “non-votes” or otherwise) will not be counted as votes cast and thus will not have an effect on the outcome of the vote.

Proxy Solicitation — Counting the Votes

We are soliciting your proxy for the Annual Meeting and will pay all costs related to the proxy solicitation process. The cost of preparing, assembling and mailing the Notice of Meeting, this Proxy Statement, and the enclosed proxy ballot, and the printing of the 2019 Annual Report to Shareholders (which includes the Form 10-K for fiscal year 2019) will be paid by the Company. Following the mailing of this Proxy Statement, Directors, officers and regular employees of the Company may solicit proxies by mail, telephone, e-mail or in person; such persons will receive no additional compensation for such services. We will request brokerage houses, bankers and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for reasonable out-of-pocket expenses they incur for the solicitation.

A representative of our transfer agent, Computershare, will tabulate the votes and act as inspector of election to certify the results.

Attending the Annual Meeting

You must be a holder of Alico shares as of the record date of December 31, 2019 to attend the Annual Meeting. If you plan to attend the Annual Meeting in person, please tear off the admission ticket from the top half of the enclosed proxy card and bring it with you to the Annual Meeting to gain access. Please note that seating is limited and admission will be on a first-come, first-served basis.

If you plan to attend the Annual Meeting in person, you must bring your admission ticket, along with a valid government-issued photo identification, such as a driver’s license, that matches your name on the admission ticket, prior to the start of the Annual Meeting. We reserve the right to deny admission to any person who does not bring both a valid admission ticket and photo identification, with matching names.

For security reasons, you and your bags may be subject to search prior to your admittance to the
Annual Meeting. Attendees will not be permitted to bring food or beverages, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases, weapons (including any item we may deem to be a weapon, in our sole discretion) or packages into the Annual Meeting.

The Annual Meeting is expected to begin promptly at 9:30 a.m. Eastern Standard Time. Check-in will begin at 9:00 a.m., Eastern Standard Time, and you should allow time for the check-in procedures.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of January 15, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each Director, (iii) each Named Executive Officers (“NEO”), and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, the persons listed in this table have sole voting and dispositive power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise specified in the notes to this table, the address for each person is: c/o Alico, Inc., 10070 Daniels Interstate Ct., Suite 100, Fort Myers, FL 33913, Attention: Richard Rallo, Corporate Secretary.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
5% or Greater Shareholders
Remy W. Trafelet (2)	911,106	12.2%
Arlon Valencia Holdings LLC (3)	821,894	11.0%
Brian J. Higgins (4)	514,287	6.9%
Clayton G. Wilson/Rio Verde Ventures, LLC (5)	405,052	5.4%
Directors and Named Executive Officers
George R. Brokaw (6)	252,912	3.4%
R. Greg Eisner (6)	22,811	*
Benjamin D. Fishman (6) (7)	—	*
W. Andrew Krusen, Jr. (6) (8)	137,115	1.8%
Toby Purse (6)	3,147	*
Henry R. Slack (6) (9)	148,988	2.0%
John E. Kiernan (10)	13,000	*
Richard Rallo, CPA	—	*
Danny Sutton	100	*
James Sampel	—	*

All Executive Officers, Directors and Director nominees as a group (10 persons)	578,073	7.7%
____________________
* Less than 1%.

(1)    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or dispositive power with respect to such shares. The Percent of Class of shares owned has been calculated using 7,479,671as the denominator which represents the number of shares outstanding on January 15, 2020.

(2)    A Form 4 filed on November 26, 2019 by Mr. Trafelet provided that Mr. Trafelet is the beneficial owner of 911,106 shares of common stock including 106,221 shares of common stock held by a limited liability company of which Mr. Trafelet is the sole owner and 162,785 shares of common stock held by Delta Offshore Master II, LTD (the “Fund”) of which Mr. Trafelet may be considered to be the indirect beneficial owner by virtue of his position with Trafelet Capital Management, L.P. which serves as the manager of the Fund.

(3)    A Form 4 filed on January 6, 2020 by Arlon Valencia Holdings LLC(“Arlon”) provided that Arlon is the beneficial owner of 821,894 shares of common stock. Arlon’s address of record is 767 Fifth Avenue, 15th Floor, New York, NY 10022.

(4)     A Schedule 13G filed on November 15, 2019 by Mr. Higgins provided that Mr. Higgins is the beneficial owner of 514,287 shares of common stock, with Mr. Higgins having sole voting and dispositive power over such shares. Mr. Higgin’s address of record is 299 Park Avenue, 40th Floor, New York, NY 10171.

(5)     A Schedule 13G filed on November 22, 2019 by Clayton G. Wilson provided that Mr. Wilson and Rio Verde Ventures, LLC, a limited liability company wholly owned by Mr. Wilson (collectively with Mr. Wilson the “Wilson Group”) is the beneficial owner of 405,052 shares of common stock, with Mr. Wilson having sole voting and dispositive power over such shares. The Wilson Group’s address of record is 21299 US Highway 27, Lake Wales, FL 33859.

(6)    Includes shares received under the Directors Stock Compensation Plan pursuant to such Director’s election to receive shares in lieu of cash fees.

(7)    Does not include 24,750 shares that had been issued to Mr. Fishman as nominee on behalf of Arlon in connection with his service on the Board of Directors, but which Mr. Fishman transferred, when received to Arlon. Mr. Fishman is serving as a director on behalf of Arlon and received such shares as nominee in connection with such service on the Board of Directors.

(8)    ARC Partners, LLC, of which Mr. Krusen is the Managing Member and has investment authority over shares held, holds 113,143 shares of common stock. Mr. Krusen disclaims beneficial ownership of the shares held by ARC Partners, LLC except to the extent of his pecuniary interest therein. The beneficial ownership numbers for Mr. Krusen also include 1,000 shares held by WIT Ventures, Ltd. (“WIT”) of which Mr. Krusen may be considered to be the indirect beneficial owner by virtue of his position as President of Dominion Financial Group, Inc. (“DFG”), the managing general partner of WIT which holds sole voting and dispositive powers over the shares. Mr. Krusen has voting and dispositive power over shares held by DFG pursuant to a Consulting Agreement between Mr. Krusen and DFG.

(9)    Rinyami, LLC, of which Mr. Slack is the Managing Member and has voting and dispositive power over shares held, holds 128,571 shares of common stock. Mr. Slack disclaims beneficial ownership of the shares held by Rinyami LLC except to the extent of his pecuniary interest therein. Montac Trust, a trust for which Mr. Slack is a beneficiary, holds 1,820 shares of common stock. Two trusts, for which certain of Mr. Slack’s family members are beneficiaries, holds 1,000 shares of common stock. Mr. Slack disclaims beneficial ownership of the shares held by both Montac Trust and the two family trusts except to the extent of his pecuniary interest therein.

(10)    The amounts shown for Mr. Kiernan represent shares received under restricted stock award agreements. Approximately 7,333 of the indicated shares were vested as of December 31, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership and reports of changes of ownership with the SEC and furnish copies of those reports to the Company.

Specific due dates for such reports have been established by the SEC and the Company is required to disclose any failure to file reports by such dates. Based solely on the review of copies of such reports and amendments thereto and other information furnished to us, we believe that, during fiscal year 2019, all Directors, Executive Officers and persons who beneficially own more than 10% of our common stock complied in a timely manner with all such filing requirements except for the following: (i) Remy Trafelet filed a Form 5 on 11/15/19 showing 18 late reported transactions between April 2019 and September 2019, and a Form 4 showing one late transaction and (ii) Arlon Valencia Holdings LLC, Henry R. Slack, W. Andrew Krusen, Jr, R. Greg Eisner, George R. Brokaw, Joseph Sambuco, Toby K. Purse and John Kiernan each filed one Form 4 within fiscal year 2019 each showing one late reported transaction, and (iii) Danny Sutton and James Sampel each inadvertently failed to timely file a Form 3 following their respective appointments as executive officers.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors currently consists of seven seats with one vacancy. The six current members are Benjamin D. Fishman, Henry R. Slack, George R. Brokaw, R. Greg Eisner, W. Andrew Krusen, Jr. and Toby K. Purse.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Mr. Fishman, Mr. Slack, Mr. Brokaw, Mr. Eisner, Mr. Krusen and Mr. Purse for re-election as Directors to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the death or removal of any such Director or for other cause in accordance with the Amended and Restated Bylaws of the Company. Additionally, upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Mr. John Kiernan, the President and CEO of the Company, for election as a Director. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth above to serve as Directors. The proxy cannot be voted for a greater number of persons than 7. The Board of Directors has determined that all nominees are qualified to serve. All nominees have consented to being named in this Proxy Statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but, if any of the nominees should be unable or unwilling to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his/her place.

Nominees for Directors to be Elected at the 2020 Annual Meeting of Shareholders to Serve Until 2021

The following sets forth a brief summary of each nominee’s principal occupation, recent professional experience and other qualifications, considered by the Nominating and Governance Committee and the Board of Directors, and directorships at other public companies in the past five years, if any.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications

George R. Brokaw	52	Director
Mr. Brokaw has served on the Board of Directors since November 19, 2013 and as Executive Vice Chairman from December 31, 2016 until December 31, 2019, and brings to the Board of Directors extensive knowledge and experience in the areas of business, finance and capital markets. Mr. Brokaw is currently a private investor through several private and public investment vehicles. Mr. Brokaw previously held senior roles at Highbridge Capital Management, Perry Capital, LLC, and Lazard Freres & Co. LLC. Mr. Brokaw is also a member of the Board of Directors of DISH Network Corporation and Consolidated-Tomoka, Inc. He also serves on several not-for profit boards including the French American Foundation, Huguenot Society of America and the Society of Mayflower Descendants. He previously served as a director to several public and private companies, including: Modern Media Acquisition Corp., North American Energy Partners Inc., Capital Business Credit LLC, Timberstar, Capital Business Credit LLC, Exclusive Resorts, LLC, and Value Place Holdings LLC. Mr. Brokaw received a B.A. degree from Yale University, a J.D./M.B.A. from the University of Virginia and is a member of the New York Bar.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
R. Greg Eisner	37	Director
Mr. Eisner has served on the Board of Directors since November 19, 2013 and brings extensive knowledge and experience in finance and investments. Mr. Eisner is a Founding Partner and the President of Engineers Gate LP, a quantitative investment company focused on computer-driven trading in global financial markets, founded in early 2014. Prior to joining Engineers Gate, Mr. Eisner was the Chief Investment Officer of Dubin & Co. LP, a private investment company managed on behalf of Glenn Dubin and his family interests. From 2012- 2013, Mr. Eisner was a Managing Director and the Chief Operating Officer of Hedge Fund Strategies for J.P. Morgan Asset Management. From 2005 through 2012, Mr. Eisner was Head of Corporate Strategy at Highbridge Capital Management (“Highbridge”), an alternative management institution with over $35 billion of capital under management. Prior to joining Highbridge in 2005, Mr. Eisner was an investment banker in Mergers and Acquisitions at The Blackstone Group. Mr. Eisner serves on a number of private company boards and board committees across the financial, commodity, retail, restaurant and media sectors. Mr. Eisner earned his B.S. degree in Economics and B.A. degree in Philosophy from the Wharton School and College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was a Joseph Wharton and Benjamin Franklin Scholar.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Benjamin D. Fishman	43	Non-employee Executive Chairman and Director
Mr. Fishman has served on the Board of Directors since November 19, 2013 and as the non-employee Executive Chairman since July 1, 2019, and brings to the Board of Directors extensive knowledge and experience in the agriculture industry. On November 19, 2018, Mr. Fishman was appointed as Interim President of Alico and served in this position until July 1, 2019. Mr. Fishman is a Managing Director of Arlon Group and Continental Grain Company. From 1998 - 2000, he served as a Strategic and Financial Analyst for Continental Grain Company (“CGC”). Mr. Fishman left CGC in 2000 to co-found The Grow Network, which was sold to the McGraw- Hill Companies in 2004. He returned to CGC in 2005 and helped to establish the Arlon Group. Mr. Fishman currently also serves on the boards of The Coastal Companies, Wholesome Sweeteners, CiCi's Holdings, Inc. and is a Member of the Alumni Council of Collegiate School in New York City. Mr. Fishman received his BA, cum laude, in political theory from Princeton University.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
John E. Kiernan	52	President and Chief Executive Officer
President and Chief Executive Officer (July 1, 2019 - Present). Prior to serving as President and Chief Executive Officer, Mr. Kiernan served as Executive Vice President and Chief Financial Officer (June 1, 2015- June 30, 2019). Before joining Alico, Mr. Kiernan worked as the CFO of Greenwich Associates, a private global research-based consulting firm serving the financial services industry. He previously worked as the Treasurer and SVP for Capital Markets & Risk Management for Global Crossing until its $3 billion sale to Level 3 in 2011. He was also the Vice President of Investor Relations for Misys plc, which maintained a public listing on the London Stock Exchange and a Nasdaq listing for one of its subsidiaries, and a Director of Corporate Development for IBM. Earlier in his career, Mr. Kiernan served as a Managing Director at Bear Stearns, specializing in IPOs and M&A for technology companies. He received a B.A. in Finance and History summa cum laude from Saint Vincent College, an M.B.A. from the Darden Graduate School of Business Administration and a Juris Doctorate from the University of Virginia School of Law. He is a member of New York Bar and a Certified Treasury Professional.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
W. Andrew Krusen, Jr.	70	Director
Mr. Krusen has served on the Board of Directors since November 19, 2013 and brings to the Board of Directors extensive knowledge and experience in the areas of business leadership, finance and capital markets and real estate. Mr. Krusen is Chairman and Chief Executive Officer of Dominion Financial Group, Inc., a merchant banking organization that provides investment capital to the natural resources, communications and manufacturing and distribution sectors. He is also the managing member of Gulf Standard Energy, LLC, an oil and gas concern, and the managing member of Krusen-Douglas, LLC, a large landowner in the Tampa, Florida area. Mr. Krusen also serves as a director of several privately held companies, including Beall’s Inc. and Romark Laboratories, L.C. He is currently a director and Chairman of Florida Capital Group, Inc., a Florida bank holding company, as well as Florida Capital Bank, N.A., its wholly owned subsidiary. Mr. Krusen previously served as a director of Exactech, Inc. and Raymond James Trust Company, a subsidiary of Raymond James Financial, Inc. Mr. Krusen is a former member of the Young Presidents’ Organization, and is currently a member of the World President’s Organization and the Society of International Business Fellows. He is a past Chairman of Tampa’s Museum of Science and Industry. Mr. Krusen holds a B.A. degree in Geology from Princeton University.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Henry R. Slack	70	Director
Mr. Slack has served on the Board of Directors since November 19, 2013 and served as Executive Chairman from December 31, 2016 until July 1, 2019, and brings to the Board of Directors extensive experience in the areas of business, finance and capital markets. Mr. Slack is managing director of Quarterwatch LLC. He was Chairman of Terra Industries, an international nitrogen-based fertilizer company, from 2001 until 2010. Mr. Slack has served on the board of W. R. Grace & Co. since 2019. Mr. Slack is Chairman of the Advisory Board of Blakeney Limited Partners. For many years he has also served as a director of E. Oppenheimer and Son International Limited, formerly a private investment and family holding company. He was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. Mr. Slack was a member of the board of directors and the executive committee of Anglo American Corporation, an international mining finance company, from 1981 until 1999. He was on the board of directors of Salomon Brothers Inc., from 1982 to 1988, SAB Miller plc., one of the world’s largest brewers, from 1998 to 2002, and for more than 20 years on the board of Engelhard Corporation until its acquisition in 2006. Mr. Slack is a graduate (B.A. in History) of Princeton University.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Toby K. Purse	47	Director
Mr. Purse has served on the Board of Directors since April 29, 2019 and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture, business leadership and finance. Mr. Purse is the Chief Farming Officer of Lipman Family Farms, the largest open-field tomato grower in North America. Mr. Purse has been with Lipman Family Farms since 2004 and has also served as Chief Administrative Officer and Chief Financial Officer. Mr. Purse is a member of the Florida Tomato Committee, the Florida Tomato Growers Exchange and the Florida Tomato Exchange. Mr. Purse is a graduate of and received a B.A. degree and Masters degree from the University of South Florida.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES NAMED ABOVE FOR THEIR ELECTION AS DIRECTORS.

How Nominees Are Selected
Typically, Board of Directors vacancies are filled from nominees recommended by the Nominating and Governance Committee after considering nominees proposed by Directors or those who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company, including nomination proposals that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Committees of the Board of Directors; Nominating and Governance Committee.” These processes are expected to remain the same for the foreseeable future.

Director Qualifications — The Nominating and Governance Committee determines the selection criteria of Director nominees based upon the Company’s needs at the time nominees are considered. In evaluating Director candidates, the Nominating and Governance Committee will consider a candidate’s:

•	intellect;

•	integrity;

•	broad-based experience at the policy-making level in business, government, education or the public interest;

•	analytical ability;

•	ability to qualify as an Independent Director;

•	ability and willingness to devote time and energy to effectively carry out all Director responsibilities; and

•	unique qualifications, skills and experience.

The Nominating and Governance Committee considers the diversity of Director candidates and seeks to enhance the overall diversity of the Board of Directors. The Nominating and Governance Committee also assesses each candidate’s contribution to the diversity of the Board of Directors in a broader sense, including age, education, experience, skills and other qualifications.

The Nominating and Governance Committee recommends Director nominees to the Board of Directors to be submitted for election at the next Annual Meeting of Shareholders. The Board of Directors selects Director nominees based on its assessment and consideration of various factors. These factors include the current Board of Directors profile, the long-term interests of shareholders, the needs of the Company and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board of Directors. The Audit Committee members are selected based on their expertise and independence in accordance with current SEC and the Nasdaq Stock Market Rules (the “Nasdaq Rules”).

We believe that our Director nominees are well qualified under the criteria described above. Each Director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our Director nominees is executive leadership experience. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy-making, risk management and corporate governance matters.

The biographical information above identifies and highlights additional qualifications, skills, attributes and experience that each Director nominee brings to the Board of Directors.

Corporate Governance Matters

Directors Independence

To be considered independent under Nasdaq Rules, a Director may not be employed by Alico or engage in certain types of business dealings with Alico. In addition, as required by Nasdaq Rules, the Board of Directors is required to make an affirmative determination that the Director has no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities as a Director.

The Board of Directors has determined that there are no material relationships between the Company and each of Messrs. Fishman, Eisner, Krusen and Purse. Accordingly, Messrs. Fishman, Eisner, Krusen and Purse qualify as, and are determined to be, independent in accordance with the Nasdaq Rules and the Sarbanes-Oxley Act of 2002.

It is the policy of the Board of Directors to have separate meetings for independent Directors (each an “Independent Director” and collectively the “Independent Directors”) at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors. The Company met this requirement during the fiscal year ended September 30, 2019.

Cessation of Controlled Company Status

As of November 19, 2018, we no longer qualify as a “Controlled Company” under Nasdaq Rules as a result of no individual, group or company holding more than 50% of the voting power of our outstanding capital stock. As a result, we must comply with all general Nasdaq corporate governance standards. Our Audit Committee, Compensation Committee, and Nominating and Governance Committee are fully independent and, we have a majority of independent directors on our Board of Directors.

Board of Directors Leadership Structure and Role in Risk Oversight

The Board of Directors currently consists of six members and the positions of Chairman of the Board and Chief Executive Officer are held by separate people. Effective July 1, 2019, Mr. Fishman became the non-employee Executive Chairman of the Board. From December 31, 2016 to June 30, 2019, Mr. Slack served as the Company’s Executive Chairman. The Board of Directors believes that the current separation of the non-employee Executive Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on managing and operating the Company while permitting the Company to take advantage of Mr. Fishman’s broad business experience in the agriculture industry. The Board of Directors also believes that its Independent Directors provide strong leadership and complement the talents of our management team.

The Board of Directors has delegated certain duties with respect to risk oversight for the Company to the Audit Committee, which is composed solely of Independent Directors. Under the terms of the Board of Directors’ Audit Committee Charter, the Audit Committee is charged with discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee provides regular reports to the Board of Directors, and the Board of Directors considers risk assessment and risk management policies where appropriate.

Committees of the Board of Directors

Shareholders and other interested parties may communicate with the Board of Directors by forwarding written comments to the Board of Directors of Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, Florida 33913. The Company’s contact information and procedures are also included on the Company’s website at http://www.alicoinc.com.

Executive Committee

The Executive Committee is empowered to act for the Board of Directors, to the fullest extent permitted by law, for the purpose of directing the operational management and polices of the Company, including the adoption of productivity measures, and to take other measures between regularly scheduled meetings of the Board of Directors. The Executive Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage, and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913. The Executive Committee is currently composed of the following Directors: Henry R. Slack, George R. Brokaw and Benjamin D. Fishman. The Executive Committee did not meet in fiscal year 2019.

Audit Committee

The Audit Committee acts on behalf of the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to the following:

•	reviewing the accounting and financial reporting processes and the annual independent audit of the financial statements;

•	maintaining the integrity of the Company’s financial statements and disclosures;

•	complying with legal and regulatory requirements;

•	reviewing the retention, qualifications, compensation, independence and performance of the Company’s independent registered public accounting firm;

•	ensuring the Company maintains internal audit processes; and

•	providing an avenue of communication between management and the internal and external auditors.

The Audit Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage, and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

The Audit Committee is currently composed of three Directors: W. Andrew Krusen, Jr. (Chairman), R. Greg Eisner and Toby K. Purse. All members of the Audit Committee are independent in accordance with the applicable Nasdaq Rules. The Board of Directors has determined that Mr. Krusen is qualified to serve, and has been designated, as the Audit Committee Financial Expert. The Audit Committee met four times in fiscal year 2019.

Compensation Committee

The Compensation Committee is responsible for the following:

•	determining and approving the compensation of the Chief Executive Officer;

•	advising on and approving the compensation for other executive officers;

•	advising on and approving the compensation philosophies, goals and objectives for the executive officers;

•	making recommendations to the Board of Directors with respect to long-term incentive compensation and equity-based plans, including Director compensation; and

•	providing oversight of the Company’s compensation policies, plans and benefits programs.

The Compensation Committee is governed by a written charter adopted and approved by the Board of Directors. The Compensation Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

The Compensation Committee is currently composed of two Directors: R. Greg Eisner (Chairman), and W. Andrew Krusen, Jr. The Board of Directors has determined that Messrs. Eisner and Krusen are independent under the Nasdaq Rules. The Compensation Committee met seven times in fiscal year 2019. Semler Brossy Consulting Group, LLC has served as the compensation consultant for the Company and provides advice and data to the Compensation Committee from time to time as requested. The Compensation Committee did not engage Semler Brossy Consulting Group, LLC in fiscal year 2019 to provide advice about compensation-related matters.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is an officer or employee of the Company or was formerly an officer of the Company. In addition, there are no interlocking relationships between any of these Directors and any other current Executive Officer of the Company, and each of the Committee members is independent under the Nasdaq Rules.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for the following:

•	reviewing annually the performance of the Board of Directors;

•	recommending nominees to serve on the Board of Directors to fill new positions or vacancies;

•	reviewing performance and qualifications of Directors before they stand for re-election; and

•
reviewing corporate governance guidelines to assure their relevance to and compliance with the Company’s current situation and recommending changes to these principles to the Board of Directors for its consideration and approval.

The Nominating and Governance Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

Currently, the three members of the Nominating and Governance Committee are R. Greg Eisner (Chairman), Benjamin D. Fishman and W. Andrew Krusen, Jr. The Board of Directors has determined that Mr. Eisner, Mr. Fishman and Mr. Krusen are independent under the Nasdaq Rules. The Nominating and Governance Committee had one meeting during fiscal year 2019.

There were no fees or expenses paid to a third party in fiscal year 2019 for the identification or evaluation of potential Director nominees.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any Director candidates recommended by shareholders other than Arlon or its affiliates, including 734 Investors, which was formerly Alico’s largest shareholder group. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each Annual Meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for Directors will be considered; and (c) in considering shareholder recommendations, the Nominating and Governance Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the Annual Meeting date.

Code of Business Conduct and Ethics and Corporate Governance Principles

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all Directors, officers and employees. The code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations and oversight and compliance. The Board of Directors has also adopted Corporate Governance Principles to guide its own operations. Both documents are available on the Company’s website at http://www.alicoinc.com in the Governance section of the Investors webpage and are available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors by forwarding written comments to the Corporate Secretary at Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913, with a request to forward the communication to the intended recipient. In general, any shareholder communication delivered to the Company for forwarding to members of the Board of Directors will be forwarded in accordance with the shareholder’s instructions. However, the Company reserves the right not to forward to members of the Board of Directors any abusive, threatening, or otherwise inappropriate materials. The Company contact information and procedures are also included on the Company’s website at http://www.alicoinc.com.

Board of Directors Meetings

The Board of Directors met four times and took action by written consent four times during fiscal year 2019. Each Director attended all of the Board of Directors meetings and committee meetings held by all committees on which they served. It is the Company’s policy to strongly encourage its Directors to attend the Annual Meeting of Shareholders, in addition to attendance at regular Board of Directors and committee meetings. All of the Directors attended the 2019 Annual Meeting of Shareholders, either telephonically or in person.

DIRECTOR COMPENSATION

Director Fees

Under our director compensation arrangement that became effective on April 1, 2013, our Directors (including employee directors) receive an annual fee of $75,000 in cash. No additional fees are payable for attendance at each Board of Directors meeting. For service as a standing committee chairman, Directors are paid an additional $5,000 annually, with the exception of the chairman of the Audit Committee, who receives an additional total of $10,000 annually, the chairman of the Executive Committee, who receives an additional total of $40,000 annually, and the Chairman of the Board, who receives an additional total of $50,000 annually. All annual fees are payable on a quarterly basis.

Mr. Kiernan will waive any director compensation while employed as the Company’s President and Chief Executive Officer.

Prior to the beginning of each calendar year, each Director may elect to receive all or any portion of his or her Director fees, including those received for chairing any committee, in the form of common stock with a market value at the time of such quarterly installment which has historically been equal to 150% of the amount of such fees otherwise payable in cash. Effective January 1, 2020, the Directors have agreed to reduce this percentage to 125% of the amount of such fees otherwise payable in cash.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board of Directors, committee or Company meetings, or participating in Director education programs and other Director orientation or educational meetings.

2019 Director Compensation

The following table provides information concerning the compensation of the Company’s Directors for the fiscal year ended September 30, 2019. There were no stock options outstanding for any Director, relating to director services, as of September 30, 2019. Non-employee Directors did not participate in the Company’s pension benefit plan or in the Company’s defined contribution plan in fiscal year 2019. Accordingly, the columns for such information have been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Name	($)	($)	($)
George R. Brokaw	$—	$116,307	$116,307
R. Greg Eisner	$—	$120,045	$120,045
Benjamin D. Fishman (3)	$—	$135,069	$135,069
W. Andrew Krusen, Jr.	$—	$123,800	$123,800
Henry R. Slack	$—	$168,782	$168,782
Joseph Sambuco(4)	$—	$71,720	$71,720
Toby K. Purse (5)	$—	$47,631	$47,631
Remy W. Trafelet (6)	$—	$86,269	$86,269

(1)	All figures represent the dollar amount of cash paid for Directors’ annual fees (including any fees received in connection with service as a Chairman of a committee or Chairman of the Board).

(2)
Totals represent the value of common stock received in lieu of cash fees pursuant to each Director’s election under the Stock Incentive Plan of 2015 and the Director Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2019, which for all grants were equal to the grant date fair value, computed in accordance with FASB ASC 718. Directors who so elect are granted shares of common stock in lieu of cash fees on a quarterly basis each year. All awards are vested upon grant and there are no outstanding unvested stock awards.

(3)
Includes 4,480 shares issued to Mr. Fishman as nominee on behalf of Arlon Food and Agriculture Advisors LLC. Mr. Fishman subsequently transferred these shares to Arlon Valencia Holdings LLC. Mr. Fishman is serving as a director on behalf of Arlon and received the shares as nominee in connection with such service on the Board of Directors.

(4)	Mr. Sambuco did not stand for re-election as a director at the Company’s annual meeting on April 11, 2019 and stepped down as a director at the end of his term effective as of such date.

(5)	Mr. Purse joined the Board of Directors on April 29, 2019.

(6)	Mr. Trafelet resigned from the Board of Directors on February 11, 2019.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019.

Submitted by the Compensation Committee of the Board of Directors:

R. Greg Eisner, Chairman
W. Andrew Krusen, Jr.

Executive Officers

The following table sets forth certain information on each of the Executive Officers of the Company as of the record date. Information for Messrs. Kiernan, Brokaw, and Slack are set forth in the above section of the Proxy Statement entitled “Nominees for Directors to be Elected at the 2020 Annual Meeting of Shareholders to serve until 2021.”

Name	Age	Position and Background with the Company
Richard Rallo, CPA	55
Senior Vice president, Chief Financial and Accounting Officer (July 1, 2019-Present). Prior to Mr. Rallo serving as Senior Vice President, Chief Financial and Accounting Officer, Mr. Rallo served as Chief Accounting Officer. Before joining Alico, Mr. Rallo was employed by American Medical Alert Corp. (“AMAC”), a company involved in the manufacturing and distribution of personal emergency response systems and provider of telephone answering services, over the past 16 years in different capacities including Chief Financial Officer and most recently served as AMAC’s Chief Operating Officer and Chief Service Officer. AMAC was a publicly traded company until it was acquired by Tunstall Healthcare Group Limited in December 2011 at which time AMAC began doing business as Tunstall Americas. Prior to his involvement with AMAC, he held similar financial positions with Tradewell, Inc., a barter company, and Connoisseur Communications Partners L.P., a company that owned and operated radio stations. Mr. Rallo started his career in public accounting for Touche Ross & Co. and Margolin, Winer & Evens LLP.  He is a Certified Public Accountant and has a B.S. in accounting from the University of Denver.

Name	Age	Position and Background with the Company
Danny Sutton	47
President of Citrus (November 2017-Present). Prior to Mr. Sutton serving as President of Citrus, Mr. Sutton served as Alico’s VP of Citrus Operations (May 2017-November 2017) and Alico’s Director of Citrus (April 2006-May 2017). Mr. Sutton has been with Alico, Inc. since January 1999. Before joining the Company, Mr. Sutton was employed by Hilliard Brothers of Florida, a company involved in citrus, sugarcane and cattle. Mr. Sutton is a member of the Florida Citrus Mutual Board and the Gulf Citrus Growers Association Board. Mr. Sutton earned a BS in Citrus Business from Florida Southern College.

James Sampel	55
Chief Information Officer (December 31, 2015-Present). Prior to joining Alico, Mr. Sampel was CIO and Managing Director of Greenwich Associates, a research based consulting firm servicing the financial services industry, Director of Information Technology for 454 Life Sciences Corporation, an early-stage life sciences equipment manufacturing company, Manager of Advanced and Emerging Technology for Perkin Elmer, a Fortune 200 manufacturer of life sciences and laboratory equipment; Previous roles with Perkin Elmer included: Manager of Global Infrastructure, Senior Network Architect, Senior Systems Analyst, Software Support Supervisor and Field Service Engineer. James earned his M.B.A. in Information Systems, Pace University; B.S. in Electronics Engineering Technology from DeVry University.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis discusses the compensation program provided to our NEOs in fiscal year 2019 and describes the compensation philosophy on which the fiscal year 2019 compensation was based.

In fiscal year 2019, our NEOs were:

•	Remy W. Trafelet—Former President and Chief Executive Officer (Former Principal Executive Officer)

•	Henry R. Slack—Former Executive Chairman (Former Principal Executive Officer)

•	George R. Brokaw—Executive Vice Chairman

•	John E. Kiernan—President and Chief Executive Officer (Former Executive Vice President, Chief Financial Officer and Corporate Secretary)

•	Richard Rallo, CPA—Senior Vice President, Chief Financial and Chief Accounting Officer and Corporate Secretary

•	Danny Sutton—President of Citrus

•	James Sampel—Chief Information Officer

The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of shareholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that influence shareholder value, including return on assets, long-term stock performance, and operational performance. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay composed of variable compensation and tied to long-term shareholder value creation.

Say on Pay Vote

The Company implemented the Stock Incentive Plan of 2015 following approval by shareholders at the 2015 Annual Meeting of Shareholders. The plan includes a clawback provision and prohibits stock option repricing.

At the 2018 Annual Meeting of Shareholders, our shareholders expressed their support of our executive compensation philosophy and program by approving the non-binding advisory vote on our executive compensation. Approximately 94% of votes cast supported our executive compensation policies and practices.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure consistency with the Company’s compensation philosophy. Consistent with this philosophy and taking into account business results, the following executive compensation practices were in place for fiscal year 2019:

•	total compensation levels for executives were generally positioned at or below the median (50th percentile) of the market;

•
a well-defined peer group of comparative companies and published surveys, coupled with input from prior year discussions with compensation consultants were used to provide a reference point in the evaluation of executive compensation;

•	modest perquisites for executives; and

•	historical share awards have generally been paid from treasury stock, subject to availability.

Executive Compensation Program and Philosophy

The intent of the Company’s executive compensation program is to attract and retain talent and to create incentives for and reward excellent performance. To that end, we seek to compensate our executives in a manner that:

•	is competitive;

•	rewards performance that creates shareholder value and recognizes individual contributions; and

•	encourages longer-term value creation.

Each year, the Compensation Committee reviews the Company’s financial performance and evaluates each executive’s role in influencing such performance to determine if, and to what extent, each NEO’s individual contribution merited discretionary compensation. The Compensation Committee utilizes quantitative and qualitative factors, including the accomplishment of initiatives, attitude, and leadership, to assess performance, taking into account the financial condition of the Company and the contribution of the NEOs in the context of relevant conditions. Conditions may include many factors beyond the executive’s control, such as weather, commodity prices, and strategic opportunities.

Compensation Consultants

The Compensation Committee makes recommendations to the Board of Directors for all aspects of executive compensation, including the structure and design of the compensation program. The Compensation Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement. The Compensation Committee, from time to time, has engaged Semler Brossy Consulting Group, LLC to advise the Compensation Committee with respect to the Company’s compensation program and to perform various related studies and projects, although the Compensation Committee determined that prior year advice from Semler Brossy Consulting Group, LLC informed executive compensation in fiscal year 2019 and that thus no updates from Semler Brossy Consulting Group, LLC were required during fiscal year 2019. The Compensation Committee reviewed the role of its compensation consultants and has concluded that no conflict of interest exists with Semler Brossy Consulting Group, LLC and further believes that Semler Brossy Consulting Group, LLC is independent for the purpose of providing ongoing recommendations regarding executive compensation.

Pay Mix

As noted above, the Compensation Committee believes that a significant portion of each executive’s compensation opportunity should be composed of variable compensation and tied to value creation for shareholders. The Compensation Committee believes that this mix provides an appropriate balance between the fixed compensation required to attract and retain qualified individuals and the Compensation Committee’s goal of ensuring that executive compensation rewards performance that benefits shareholders over the long term.

Base Salaries

Base salaries for the Company’s NEOs are based on their scope of responsibilities, education and training levels, leadership abilities, performance and specialized skills. Determination of salaries is based on the Company’s financial performance, overall financial condition, individual performance, and the current competitive market environment, and may include a review of the Company’s peer group and other relevant data. Because the Compensation Committee wishes to incentivize executives with pay for performance, base salary levels of the Company are generally lower than the market median.

Annual Discretionary Cash Bonuses

The Company has an annual discretionary cash bonus program. The Compensation Committee works closely with the Chief Executive Officer and Chief Financial Officer to evaluate the Company’s financial performance and overall financial condition to determine whether or not discretionary bonuses are to be paid for the particular fiscal year.

When the Compensation Committee determines that the interests of the Company and its shareholders would be served by the payment of discretionary bonuses, the Compensation Committee considers the individual performance of each executive and his or her role in influencing Company performance and the financial condition of the Company. In the case of NEOs other than the CEO, these evaluations are based in part on input from the Company’s CEO regarding each executive’s performance. All Compensation Committee actions regarding the discretionary bonuses are subject to the review and approval of the Board of Directors.

On September 4, 2018, the Compensation Committee approved an aggregate bonus pool ("2019 Bonus Pool" and the "2019 Bonus True-up Pool") for Messrs. Trafelet and Kiernan for calendar year 2019 of no less than $600,000 and no more than $2.35 Million and an aggregate bonus pool not to exceed $500,000 for the period beginning January 1, 2020 through September 30, 2020. As a result of Mr. Trafelet resigning on February 11, 2019, Mr. Trafelet was not eligible to receive any bonus during or with respect to calendar year 2019 or for the period January 1, 2020 through September 30, 2020. While CFO, Mr. Kiernan was eligible to receive up to 30% of the January 1, 2020 through September 30, 2020 bonus pool. After being promoted to CEO on July 1, 2019, as a result of negotiations between Mr. Kiernan and the Compensation Committee the CEO allocation of this pool was lowered from 70% to 40% while incentive stock options were granted to selected officers and managers.

Retirement Benefits

Executive Officers are allowed to participate in the Company’s tax-qualified 401(k) and Profit Sharing Plan offered to all full-time employees. Under the plan, the Company provides a matching contribution of up to 4% of a participating employee’s eligible compensation. Additionally, annual discretionary contributions, based on a percentage of salary determined at the Board of Directors’ sole discretion, may be contributed pursuant to the qualified profit-sharing portion of the plan. There were no discretionary contributions authorized in fiscal year 2019, 2018 or 2017.

Health and Welfare Benefits, Perquisites, and Other Fringe Benefits

The Company’s executives receive health and insurance benefits, such as group medical and life insurance, under plans generally available to all salaried employees. Other fringe benefits consist of supplemental life insurance, Company-provided vehicles, and housing allowances where appropriate. The Company does not own a corporate jet or helicopter nor does it pay for country club dues or other such perquisites.

Compensation Risk Assessment

From time to time, a comprehensive assessment is conducted to identify potential risks within the Company’s compensation program. The Company does not use highly leveraged short-term incentives that could encourage short-term, high-risk strategies at the expense of long-term performance and value. Furthermore, the Compensation Committee is heavily involved in making compensation decisions that are consistent with the Company’s business strategy. The Company’s compensation program promotes consistent annual performance by including heavily weighting variable compensation so that it rewards executives for favorable operating and financial performance.

Employment Agreements

The Company entered into employment agreements with Mr. Kiernan during fiscal year 2015, and with Messrs. Trafelet, Slack and Brokaw at the end of calendar year 2016. The Company also entered into an employment agreement with Mr. Rallo on December 2, 2019. These employment agreements are intended to provide continuity and stability in the leadership of our organization, and generally provide for a minimum annual base salary, a target annual bonus, grants of company shares tied to long-term performance, severance upon a qualifying termination of employment, and restrictive covenants. The employment agreements are described in further detail in “Executive Compensation-Employment Agreements with Named Executive Officers” below.

Indemnification Agreements

The Company has entered into Indemnification Agreements with each of its officers and Directors (each, an “Indemnified Party”). Pursuant to the terms of the agreements, the Company agreed to indemnify each Indemnified Party to the fullest extent permitted by applicable law, against all expenses, judgments, and fines incurred in connection with any legal proceeding brought against an Indemnified Party by reason of the fact that he or she is or was an officer or Director of the Company or by reason of any action taken by him or her while acting on behalf of the Company. The Company also agreed to maintain directors’ and officers’ liability insurance policies at existing coverage levels for as long as an Indemnified Party continues to serve as an officer or Director of the Company and for a period of six years thereafter.

Stock Ownership Guidelines for CEO and Directors

The Company believes that its CEO should have a financially significant investment in the Company so that his or her interest and the interest of the Company’s shareholders are aligned. In furtherance of this goal, in January 2013 the Board of Directors adopted a CEO Stock Purchase Policy requiring the CEO to beneficially own shares in the Company with a value equal to the higher of the market value or the price at which the CEO acquired the stock that is equal to or greater than $250,000 or the lesser amount applicable to a phase-in period (the “Company CEO Target Stock Ownership Requirement”), determined as of the end of each fiscal year. During the phase-in period, the CEO who is phasing-in ownership must own, as of each measurement date (as described below) and at all times thereafter while he or she is the CEO of the Company, stock in the Company with a market value at least equal to or greater than the phase-in Company CEO Target Ownership Requirement as follows: At the end of the fiscal year during which the CEO is hired (the “first measurement date”), the CEO must have ownership of $50,000 in Company common stock, at the end of the next fiscal year after the first measurement date, have ownership of $150,000 in Company common stock and at the end of the second fiscal year after the first measurement date, have ownership of $250,000 in Company common stock. Mr. Kiernan met the Company CEO Target Stock Ownership Requirement throughout fiscal year 2019.

In 2005, the Board of Directors adopted, and the Company’s shareholders approved, a Director stock purchase policy requiring that all Directors own Alico common stock with a market value (or cost, if higher) that is equal to or greater than $200,000 or such lesser amount as is applicable to a phase-in period (the “Company Director Target Stock Ownership Requirement”). To provide Directors serving on the Board of Directors as of the date of the adoption of this policy and new Directors who subsequently join the Board of Directors the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board of Directors at a time when there is less than four months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until two years following the end of the next full fiscal year. The Company Director Target Stock Ownership Requirement is measured at the end of the phase-in period and annually thereafter at the end of each fiscal year.

Tax Impact on Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO, exclusive of certain legacy performance-based compensation that meets applicable requirements.

The Tax Cuts and Jobs Act of 2017 (“Tax Act”) generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Code Section 162(m) for tax years commencing after December 31, 2017. Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to anyone who has ever been the Company’s chief executive officer, chief financial officer or one of the three highest compensated officers in any fiscal year beginning after December 31, 2016 (i.e., a “covered employee”). For fiscal year 2018 and prior taxable years, an exception to this deduction limit applied to “performance-based compensation,” such as stock options and other equity awards that satisfied certain criteria. Under the Tax Act, the performance-based pay exception to Code Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.

The Compensation Committee considers the deductibility of compensation when designing the Company’s executive compensation program; however, there can be no assurance that all compensation, if and when any is paid to any NEO, will ultimately prove to be deductible to the Company under the Code and applicable U.S. Treasury Regulations. Further, when warranted due to competitive or other factors, the Compensation Committee may decide to exceed the deductibility limit under Section 162(m) of the Code or to otherwise pay nondeductible compensation.

Settlement Agreement

On February 11, 2019, the Company along with George R. Brokaw, R. Greg Eisner, Benjamin D. Fishman, W. Andrew Krusen, and Henry R. Slack (each of the foregoing individuals, together with the Company, the “Alico Parties”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Mr. Trafelet, the former president and chief executive officer of the Company, 734 Agriculture, RCF 2014 Legacy LLC (“RCF”) and Delta Offshore Master II, LTD. (collectively with Mr. Trafelet, 734 Agriculture and RCF, the “Trafelet Parties”). Pursuant to the Settlement Agreement, among other matters, the Alico Parties and the Trafelet Parties agreed to promptly dismiss all claims in the litigation pending in the Circuit Court in Hillsborough County, Florida between the Alico Parties and Trafelet Parties. Pursuant to the Settlement Agreement, which was unanimously approved by the Board of Directors, Mr. Trafelet voluntarily resigned from his roles as President and Chief Executive Officer and a Director of the Company, effective upon the execution of the Settlement Agreement. Under the Settlement Agreement, Mr. Trafelet forfeited (i) all stock options granted to him in December 2016 and (ii) all stock options granted to him in September 2018, other than 26,250 stock options that will vest if the minimum price of Alico’s common stock over 20 consecutive trading days exceeds $35.00 per share and 26,250 stock options that will vest if the minimum price of Alico’s common stock over 20 consecutive trading days exceeds $40.00 per share, in each case, by February 11, 2020 (collectively, the “Retained Options”). Any Retained Options that vest in accordance with their terms will expire on the date that is six months following the date on which the Retained Option vests, and any Retained Options that do not vest by February 11, 2020 will be forfeited as of such date.

Also on February 11, 2019, as contemplated by the Settlement Agreement, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Trafelet and 3584 Inc., an entity controlled by Mr. Trafelet (the “Consultant”). Pursuant to the Consulting Agreement, Mr. Trafelet agreed to make himself available to provide consulting services to the Company through the Consultant for up to 24 months. In exchange for the consulting services, the Consultant is receiving an annual consulting fee of $400,000. However, even if the Company terminates the consulting period (other than in certain specified circumstances), the Company will continue to pay the consulting fees described in the immediately preceding sentence through the balance of the 24-month term.

Subsequent Developments

Incentive Stock Option Grants

Incentive stock option grants (“ISO Grants”) of 118,000 options to certain executive officers, officers and managers were granted on October 11, 2019. The option exercise price for these options was set at $33.96, the closing price on October 11, 2019. These ISO Grants will vest as follows: (i) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $35.00; (ii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $40.00; (iii) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $45.00; and (iv) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $50.00. If the applicable stock price hurdles have not been achieved by (A) the date that is 18 months following the termination of employment, if the employment is terminated due to death or disability, (B) the date that is 12 months following the termination of employment, if the employment is terminated by the Company without cause, by the with good reason, or due to the retirement, or (C) the date of the termination of the employment for any other reason, then any unvested options will be forfeited. In addition, if the applicable stock price hurdles have not been achieved by December 31, 2022 then any unvested options will be forfeited. The ISO Grants will also become vested to the extent that the applicable stock price hurdles are satisfied in connection with a change in control of the Company.

Distribution of Shares by 734 Investors

On November 14, 2019, 734 Investors filed a Form 4 and an amendment to Schedule 13D with the SEC disclosing that on November 12, 2019, it distributed all of its shares of Company common stock previously held by it, consisting of 3,173,405 shares, on a pro rata basis, to its members. Prior to such distribution, 734 Investors was the Company’s largest shareholder.

Employee and Board of Directors Matters

In December 2019, Mr. George R. Brokaw, the then Executive Vice Chairman, informed the Board of Directors that he would voluntarily step down as Executive Vice Chairman effective December 31, 2019 and that change has taken effect. Mr. Brokaw’s decision to step down as Executive Vice Chairman was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. After the effectiveness of this change, Mr. Brokaw remained a member of the Board of Directors.

By way of action that has been taken by the Board of Directors, Benjamin D. Fishman, the non-employee Executive Chairman, at the direction of the Board of Directors, will become the Chairman of the Board, effective as of February 27, 2020, immediately after the Annual Meeting of Shareholders.

Executive Compensation

The following table provides information regarding the compensation of our NEOs for fiscal years 2019, 2018 and 2017. This table should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(c)	Bonus(d)	Stock Grants(e)	Option Grants(f)	All Other Compensation(i)	Total(j)
Remy W. Trafelet (1)	2019	$145,118	$—	$—	$—	$12,501	$157,619
Former President and Chief Executive Officer	2018	$400,000	$550,000	$172,500	$1,554,000	$37,757	$2,714,257
	2017	$300,000	$400,000	$217,500	$1,059,000	$26,817	$2,003,317

Henry R. Slack (2)	2019	$—	$—	$168,782	$—	$49,398	$218,180
Former Executive Chairman	2018	$62,500	$—	$93,750	$—	$42,870	$199,120
	2017	$226,443	$250,000	$46,875	$794,250	$29,815	$1,347,383

George R. Brokaw (3)	2019	$—	$—	$116,307	$—	$40,034	$156,341
Executive Vice Chairman	2018	$—	$—	$120,000	$—	$37,757	$157,757
	2017	$120,193	$250,000	$120,000	$794,250	$22,091	$1,306,534

John E. Kiernan (4)	2019	$360,000	$640,000	$—	$71,000	$25,304	$1,096,304
President and Chief Executive Officer.	2018	$360,000	$545,000	$159,750	$666,000	$20,638	$1,751,388
	2017	$360,000	$200,000	$—	$—	$22,795	$582,795

Richard Rallo, CPA (5)	2019	$237,500	$95,000	$—	$—	$22,486	$354,986
Senior Vice President, Chief Financial Officer and Accounting Officer and Corporate Secretary	2018	$225,000	$90,000	$—	$—	$17,655	$332,655
	2017	$56,250	$7,500	$—	$—	$1,150	$64,900

Danny Sutton (6)	2019	$237,500	$100,000	$—	$—	$21,571	$359,071
President of Citrus	2018	$215,625	$90,000	$—	$—	$17,824	$323,449

James Sampel (7)	2019	$200,000	$60,000	$—	$—	$20,047	$280,047
Chief Information Officer	2018	$200,000	$60,000	$—	$—	$14,817	$274,817
	2017	$200,000	$35,000	$—	$—	$19,205	$254,205

(1)
Mr. Trafelet began serving as President and Chief Executive Officer on December 31, 2016. On February 11, 2019, pursuant to the Settlement Agreement, Mr. Trafelet resigned from his position of President and Chief Executive Officer.

(2)
Mr. Slack began serving as Executive Chairman on December 31, 2016. As of June 26, 2017, Mr. Slack agreed to waive his salary. Effective June 30, 2019, Mr. Slack resigned his position as Executive Chairman.

(3)
Mr. Brokaw began serving as Executive Vice Chairman on December 31, 2016. As of June 26, 2017, Mr. Brokaw agreed to waive his salary. Mr. Brokaw resigned his position of Executive Vice Chairman on December 31, 2019.

(4)
Mr. Kiernan began serving as President and Chief Executive Officer on July 1, 2019. Prior to serving as President and Chief Executive Officer, Mr. Kiernan served as Senior Vice President and Chief Financial Officer.

(5)
Mr. Rallo began serving as Senior Vice President and Chief Financial and Accounting Officer on July 1, 2019. Prior to serving as Senior Vice President and Chief Financial and Accounting Officer, Mr. Rallo served as Chief Accounting Officer.

(6)	Mr. Sutton began serving as President of Citrus on November 1, 2017. Prior to serving as President of Citrus, Mr. Sutton served as Vice President of Citrus Operations.

(7)	Mr. Sampel began serving as Chief Information Officer on December 31, 2015.

Columns ((g)-(h)) have been omitted as they are not applicable.

Salary (Column (c))

The amounts reported in Column (c) represent base salaries paid to each of the NEOs for each of the last three completed fiscal years and includes cash compensation for Mr. Slack for Board of Director services provided.

Bonuses (Column (d))

The amounts reported in Column (d) represent signing bonuses paid to Mr. Trafelet, Mr. Slack and Mr. Brokaw in connection with their employment agreements in fiscal year 2017 and discretionary bonuses paid to each of the NEOs for the last three completed fiscal years, as indicated.

Stock Grants (Column (e))

The amounts reported in Column (e) represent (i) stock compensation for Mr. Trafelet, Mr. Slack and Mr. Brokaw for Board of Director services and (ii) a Restricted Stock Award Agreement entered into by Mr. Kiernan and the Company on November 27, 2017.

Option Grants (Column (f))

The amounts reported in Column (f) represent (i) stock option awards received by Mr. Trafelet with the execution of his employment agreement on December 31, 2016 and additional stock option awards received on September 7, 2018, (ii) stock option awards received by Mr. Slack and Mr. Brokaw with the execution of their employment agreements on December 31, 2016, (iii) stock option awards received by Mr. Kiernan on September 7, 2018 and (iv) stock option awards received by Mr. Kiernan on October 25, 2018. The fair value of the option grants was estimated on the date of each grant using a Monte Carlo valuation model. For information on the assumptions used to calculate the fair value of stock option grants, refer to “Note 10. Common Stock and Options” of our audited consolidated financial statements for the fiscal year ended September 30, 2019 included in our Form 10-K filed with the SEC on December 5, 2019.

All Other Compensation (Column (i))

The amounts reported in Column (i) represent the aggregate dollar amount for each NEO for perquisites and other personal benefits and Company contributions to the Company’s 401(k) retirement plans. The following table shows and explains the specific amounts included in Column (i) of the Summary Compensation Table for fiscal year 2019. Under SEC rules, the Company is required to identify by type all perquisites and other personal benefits for an NEO if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each NEO, not just those meeting the $10,000 threshold.

Name	Perquisites and Other Personal Benefits(1)	Company Contributions to Retirement Plan	Insurance Premiums (2)	Total
Remy W. Trafelet	$—	$—	$12,501	$12,501
Henry R. Slack	$—	$—	$49,398	$49,398
George R. Brokaw	$—	$—	$40,034	$40,034
John E. Kiernan	$1,660	$10,800	$12,844	$25,304
Richard Rallo, CPA	$—	$11,262	$11,224	$22,486
Danny Sutton	$—	$11,402	$10,169	$21,571
James Sampel	$—	$10,414	$9,633	$20,047

(1)
Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, including but not limited to, dividends paid on unvested stock, the cost to the Company for Company cars used for commuting and other personal transportation.

(2)	Represents applicable premiums paid on health and life insurance policies for each of the NEOs.

Total Compensation (Column (j))

The amounts reported in Column (j) are the sum of Columns (c) through (i) for each of the NEOs. All compensation amounts reported in Column (j) include amounts actually paid; there were no amounts of compensation deferred and thus the Column (j) totals include no deferrals.

Grants of Plan-Based Awards in Fiscal Year 2019

On October 25, 2018, Mr. Kiernan received a stock option grant covering 10,000 shares of common stock at an exercise price of $33.34 per share.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John E. Kiernan	October 25, 2018					10,000				$33.34	$71,000

(1)
On October 25, 2018, Mr. Kiernan received a stock option grant covering 10,000 shares of common stock at an exercise price of $33.34 per share. See “Employment Agreements with Named Executive Officers” below for further discussion on stock options including vesting criteria.

(2)
The options will vest as follows: (i) 3,333 of the options will vest if the fair market value of the Company’s common stock during a consecutive 20-trading day period exceeds $40.00; (ii) 3,333 of the options will vest if the fair market value of the Company’s common stock during a consecutive 20-trading day period exceeds $45.00; and (iii) 3,334 of the options will vest if the fair market value of the Company’s common stock during a consecutive 20-trading day period exceeds $50.00.

(3)
The fair value of the option grants was estimated on the date of grant using a Monte Carlo valuation model. For information on the assumptions used to calculate the fair value of stock option grants, refer to “Note 10. Common Stock and Options” to our audited consolidated financial statements for the year ended September 30, 2019 included in our Form 10-K filed with the SEC on December 5, 2019.

Employment Agreements with Named Executive Officers

Employment Arrangements with Remy W. Trafelet, Henry R. Slack, and George R. Brokaw
On December 31, 2016, the Company entered into new employment agreements with each of Messrs. Trafelet, Slack, and Brokaw. The employment agreements provided for an initial annual base salary of $400,000 in the case of Mr. Trafelet and $250,000 in the case of each of Messrs. Slack and Brokaw, in each case subject to increases from time to time as determined by the Company.

In connection with their execution of the employment agreement, each of Messrs. Trafelet, Slack, and Brokaw also received a stock option grant of 300,000 options (in the case of Mr. Trafelet) and 225,000 options (in the case of each of Messrs. Slack and Brokaw). Each of these option grants were to vest as follows: (a) 25% of the options will vest if the fair market value of the Company’s common stock during a consecutive 20-trading day period exceeds $60.00; (b) 25% of the options will vest if such fair market value exceeds $75.00; (c) 25% of the options will vest if such fair market value exceeds $90.00; and (d) 25% of the options will vest if such fair market value exceeds $105.00. If the applicable stock price hurdles had not been achieved by (i) the second anniversary of the executive’s termination of employment, if the executive’s employment is terminated due to death or disability, (ii) the date that is 18 months following the executive’s termination of employment, if the executive’s employment is terminated by the Company without cause, by the executive with good reason, or due to the executive’s retirement, or (iii) the date of the termination of the executive’s employment for any other reason, then any unvested options would be forfeited. In addition, if the applicable stock price hurdles had not been achieved by the fifth anniversary of the grant date (or the fourth anniversary of the grant date, in the case of the tranche described in clause (a) above), then any unvested options would be forfeited. These option grants were also to become vested to the extent that the applicable stock price hurdles are satisfied in connection with a change in control of the Company. As described above in “Compensation Discussion and Analysis-Executive Compensation,” Messrs. Slack and Brokaw each agreed to the termination and forfeiture of 187,500 options in fiscal year 2018, such that they now each hold 37,500 options in the first tranche that could only vest if the applicable stock price hurdle set forth in clause (a) is satisfied.

The employment agreements also provided that, if the applicable executive’s employment were to be terminated by the Company without “cause” or the applicable Executive were to resign with “good reason” (as each such term is defined in the employment agreements), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, the executive would be entitled to cash severance in an amount equal to 24 months (in the case of Mr. Trafelet) or 18 months (in the case of Messrs. Slack and Brokaw) of the executive’s annual base salary. These provisions no longer apply to Messrs. Trafalet, Brokaw, or Slack, whose employment agreements have terminated.

The employment agreements include various restrictive covenants in favor of the Company, including a confidentiality covenant, a nondisparagement covenant, and 12-month post-termination noncompetition and customer and employee non-solicitation covenants.

On February 11, 2019, pursuant to the Settlement Agreement, Mr. Trafelet agreed to voluntarily resign from his roles as President and Chief Executive Officer and a Director of the Company. Under this Settlement Agreement, Mr. Trafelet forfeited (i) all stock options granted to him in December 2016 and (ii) all stock options granted to him in September 2018, other than 26,250 stock options that will vest if the minimum price of the Company’s common stock over 20 consecutive trading days exceeds $35.00 per share and 26,250 stock options that will vest if the minimum price of the Company’s common stock over 20 consecutive trading days exceeds $40.00 per share, in each case, by February 11, 2020 (collectively, the “Retained Options”). Any Retained Options that vest in accordance with their terms will expire on the date that is six months following the date on which the Retained Option vests, and any Retained Options that do not vest by February 11, 2020 will be forfeited as of such date.

Effective July 1, 2019, Mr. Slack resigned as the Executive Chairman of the Board and effective December 31, 2019, Mr. Brokaw resigned as the Executive Vice Chairman of the Board. As a result of their resignations, the employment agreement for Mr. Slack and Mr. Brokaw terminated on July 1, 2019, and December 31, 2019, respectively.

John E. Kiernan

On June 1, 2015, the Company entered into an employment agreement with John E. Kiernan, which provided for (i) an annual initial base salary of $325,000 (subject to increases from time to time as determined by the Company), (ii) a target annual bonus equal to 50% of his annual base salary and (iii) an initial equity award grant of 4,000 restricted shares of the Company’s common stock that vests in equal installments on each of the first three anniversaries of the grant date (the “Kiernan Sign-On Grant”) and an additional equity award grant of 4,000 restricted shares of the Company’s common stock that vests in full on the fifth anniversary of the grant date (the “Kiernan Additional Grant”), in each case subject to continued employment.

On November 27, 2017, Mr. Kiernan received a grant of 5,000 restricted shares of the Company’s common stock that vests in equal annual installments over three years, with the first set of shares having vested on June 1, 2018 and the second set of shares having vested on June 1, 2019.

Mr. Kiernan’s employment agreement also includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a nondisparagement covenant, and 12-month post-termination noncompetition and customer and employee nonsolicitation covenants.

Richard Rallo

On December 2, 2019, the Company entered into a new employment agreement (the “Rallo Employment Agreement”) with Richard Rallo relating to Mr. Rallo’s employment and the Company’s Chief Financial Officer. The Rallo Employment Agreement provides for an annual base salary of $275,000. Mr. Rallo is eligible for an annual incentive compensation award with an annual target opportunity in an amount equal to 40% of his annual base salary.

The Rallo Employment Agreement also provides that, if Mr. Rallo’s employment is terminated by the Company without “cause” or Mr. Rallo resigns with “good reason” (as each such term is defined in the Rallo Employment Agreement), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Rallo will be entitled to (i) cash severance in an amount equal to 12 months of the annual base salary, (ii) the Accrued Obligations (as defined in the Rallo Employment Agreement) in a cash lump sum within 30 days after the date of termination, (iii) any rights or payments that are vested benefits or that Mr. Rallo is otherwise entitled to receive at or subsequent to the date of termination under any employee benefit plan or any other contract or agreement with the Company, and (iv) any Annual Bonus (as defined in the Rallo Employment Agreement) that has been earned but not paid as of the date of termination.

The Rallo Employment Agreement includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a non-disparagement covenant, and 12-month post-termination noncompetition and customer and employee non-solicitation covenants.

In addition to his position as Chief Financial Officer, Mr. Rallo continues to serve as the Senior Vice President, Chief Accounting Officer, and Corporate Secretary of the Company.

Outstanding Equity Awards at Fiscal Year End 2019

The following table shows the number of exercisable and unexercisable stock options and stock grants held by our named executive officers at September 30, 2019.

	Option Awards				Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units or Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Remy W. Trafelet	52,500	(2)	$33.60	12/31/2026
Henry R. Slack	37,500		$27.15	12/31/2026
George R. Brokaw	37,500		$27.15	12/31/2026
John E. Kiernan	90,000		$33.60	12/31/2026	5,667	$192,791
	10,000		$33.34	12/31/2026

(1)	See “Employment Agreements with Named Executive Officers” above for further discussion on stock options including vesting criteria.

(2)
Under the Settlement Agreement, Mr. Trafelet forfeited all of his stock options, other than 26,250 stock options that will vest if the minimum price of the Company’s common stock over 20 consecutive trading days exceeds $35.00 per share and 26,250 stock options that will vest if the minimum price of the Company’s common stock over 20 consecutive trading days exceeds $40.00 per share, in each case, by February 11, 2020. Any options that vest in accordance with their terms will expire on the date that is six months following the date on which the option vests, and any options that do not vest by February 11, 2020 will be forfeited as of such date.

Option Exercises and Stock Vested in Fiscal Year 2019

No options were exercised during fiscal year 2019 by any of the NEOs, and there were no stock options vested and outstanding as of September 30, 2019. Mr. Kiernan entered into Restricted Stock Award Agreements with the Company on June 1, 2015 and November 27, 2017 of which 1,667 shares vested in fiscal year 2019 pursuant to these agreements.

OPTION EXERCISES AND STOCK VESTED
	STOCK AWARDS
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John E. Kiernan	1,667	$42,959

Pension Benefits

Management Security Plan

The management security plan (“MSP”) is a nonqualified, noncontributory defined benefit retirement plan for a select group of management personnel. The MSP provided a fixed supplemental retirement benefit for 180 months certain. The MSP was frozen on September 30, 2017 and terminated on September 30, 2019 with payout to participants to be made in August 2020. Mr. Sutton is expected to be paid approximately $203,000 upon termination payments being made to participants. The other NEOs were not participants in the MSP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Danny Sutton	Management Security Plan	16	$196,000 (1)	$-

(1)	- Present value of Accumulated Benefits represents the present value of the termination payments expected to be paid on August 31, 2020 as of September 30, 2019.

Nonqualified Deferred Compensation
None of our NEOs participate in any nonqualified defined contribution plan.

Potential Payments upon Termination or Change of Control

George R. Brokaw

As described above in “Employment Agreements with Named Executive Officers,” the employment agreement with Mr. Brokaw provides that, if the executive’s employment is terminated by the Company without “cause” or the Executive resigns with “good reason” (as each such term is defined in the employment agreements), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company and subject to his compliance with the restrictive covenants set forth in the employment agreement, the executive will be entitled to cash severance in an amount equal to 18 months of the executive’s annual base salary.

Mr. Brokaw voluntarily resigned his position as Executive Vice Chairman effective December 31, 2019.

John E. Kiernan

The employment agreement with Mr. Kiernan provides that, if the Company terminates Mr. Kiernan’s employment without cause or if, following a change of control of the Company, Mr. Kiernan resigns for good reason, then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the employment agreement, an amount equal to his base salary for the most recently completed fiscal year. The Kiernan Sign-On Grant will also vest fully and immediately upon such a termination and, the Kiernan Additional Grant will vest on a pro rata basis upon such a termination.

Richard Rallo

The employment agreement with Mr. Rallo provides that, if the Company terminates Mr. Rallo’s employment without cause or if, following a change of control of the Company, Mr. Rallo resigns for good reason, then Mr. Rallo will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the employment agreement, (i) cash severance in an amount equal to 12 months of the annual base salary, (ii) the Accrued Obligations (as defined in the Rallo Employment Agreement) in a cash lump sum within 30 days after the date of termination, (iii) any rights or payments that are vested benefits or that Mr. Rallo is otherwise entitled to receive at or subsequent to the date of termination under any employee benefit plan or any other contract or agreement with the Company, and (iv) any Annual Bonus (as defined in the Rallo Employment Agreement) that has been earned but not paid as of the date of termination.

The following table sets forth estimates of the amounts payable to each of the NEOs under their respective agreements, assuming a change of control occurred or the NEO experienced a qualifying termination of employment under his agreement on September 30, 2019.

Named Executive Officer	Termination Without Cause prior to Change-in-Control (1)	Resignation for Good Reason prior to Change-in-Control (2)	Termination Without Cause or resignation for Good Reason Following a Change-in-Control (3)
George R. Brokaw	$375,000	$375,000	$375,000
John E. Kiernan	$607,855	$—	$607,855	(4)
Richard Rallo	$275,000	$—	$275,000

(1)	Amounts in this table would be payable over 18 months for Mr. Brokaw and 12 months for Mr. Kiernan and Mr. Rallo.

(2)	Amounts in this table would be payable over 18 months for Mr. Brokaw.

(3)	Amounts in this table would be payable in a lump sum if the resignation occurs during the two-year period following the change of control.

(4)
Amounts in this column for Mr. Kiernan equal the amount of cash severance plus the value of plan-based stock award vesting due to Mr. Kiernan under his employment agreement (based on a price per share of common stock equal to the closing market price as of September 30, 2019).

CEO Compensation Pay Ratio

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the CEO. We believe that executive pay should be internally consistent and equitable to motivate our employees to create stockholder value. The annual total compensation for fiscal year 2019 for Mr. Kiernan, our current President and CEO during the fiscal year ended September 30, 2019, was $1,096,304 as reported under the heading “Summary Compensation Table”. Our median employee’s total compensation for fiscal year 2019 was $67,729. As a result, we estimate that Mr. Kiernan’s fiscal year 2019 total compensation was approximately 16 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining fiscal year 2019 total compensation consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards during fiscal year 2019) and other incentive payments for all full-time, part-time, seasonal and hourly employees who were employed by the Company on September 30, 2019, other than our CEO. After identifying the median employee based on fiscal year 2019 total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Total” column in the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Anti-Hedging / Anti-Pledging Policy

The Company’s insider trading policy and procedures discourages any director, executive officer or other employee, from purchasing any financial instruments that are designed to hedge or offset any decrease in the market value of equity securities of the Company in any way that allows the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. The Company requires that any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chairman of the Board or President and Chief Executive Officer, which request for pre-clearance of a hedging or similar arrangement must be submitted to the Chairman of the Board or President and Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Similarly, directors, officers and other Company employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to the Company’s prohibition on margin accounts and pledging may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. The Company requires that any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chairman of the Board or President and Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction.

Certain Relationships and Related Party Transactions

Alico may engage in a transaction or series of transactions with our Directors, executive officers and certain persons related to them. All such transactions are subject to approval or ratification in accordance with a written related person transaction policy adopted by the Board of Directors. This policy defines a “related person” as: (1) any person who is, or at any time since the beginning of Alico’s last fiscal year was, a Director or executive officer of Alico or a nominee to become a Director of Alico; (2) any person who is known to be the beneficial owner of more than 5% of any class of Alico’s voting securities; (3) any immediate family member of any of the foregoing persons, and any person (other than domestic employees or tenant) sharing the household of such person; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. This policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of Alico’s most recent fiscal year in which (1) Alico was, is or will be a participant, (2) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; and (3) any related person had, has or will have a direct or indirect material interest.

Under Alico’s policy, all related person transactions are to be approved by the Audit Committee or an ad hoc subcommittee composed of independent directors (including at least one audit committee financial expert) in certain circumstances. In reviewing related person transactions, the Audit Committee or ad hoc subcommittee will consider all relevant material facts and circumstances available to it, including the benefits of the transaction to Alico, the nature and extent of the related person interest, the impact on any interested Director’s independence and judgment to act in the best interests of Alico and whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under similar circumstances. The following transactions were pre-approved under this policy, subject to certain limitations: (1) employment of executive officers if compensation is required to be reported in Alico’s Annual Report on Form 10-K or Alico’s proxy statement or if the officer is not an immediate family member of a related person and the compensation was approved or recommended for approval by the Compensation Committee; (2) Director compensation or reimbursement and reimbursement of expenses in connection with such service if consistent with a Board of Directors-approved reimbursement policy; (3) reimbursement of employee expenses if consistent with a Board of Directors-approved reimbursement policy; (4) transactions where the related person’s interest arises solely from owning Alico common stock and all holders of Alico common stock receive the same benefit on a pro rata basis; (5) transactions available to all Alico employees generally; (6) charitable contributions, grants or endowments to an organization where the related person is an employee or director (but not an executive officer) if the aggregate amount does not exceed the lesser of $200,000 or 2% of the organization’s total annual receipts, expenditure or assets; and (7) transactions previously approved by the Audit Committee prior to the adoption of the policy.

Settlement Agreement

On February 11, 2019, the Alico Parties entered into the Settlement Agreement with the Trafelet Parties. Pursuant to the Settlement Agreement, among other matters, the Alico Parties and the Trafelet Parties agreed to promptly dismiss all claims in the litigation pending in the Circuit Court in Hillsborough County, Florida between the Alico Parties and the Trafelet Parties. Pursuant to the Settlement Agreement, which was unanimously approved by the Board of Directors, Mr. Trafelet voluntarily resigned from his roles as President and Chief Executive Officer and a Director of the Company, effective upon the execution of the Settlement Agreement. Under the Settlement Agreement, Mr. Trafelet forfeited (i) all stock options granted to him in December 2016 and (ii) all stock options granted to him in September 2018, other than the Retained Options. Any Retained Options that vest in accordance with their terms will expire on the date that is six months following the date on which the Retained Option vests, and any Retained Options that do not vest by the first anniversary of the Settlement Agreement will be forfeited as of such first anniversary.

As described above, on February 11, 2019 and as contemplated by the Settlement Agreement, Mr. Trafelet submitted to the Board of Directors his resignation as president and chief executive officer of the Company and a member of the Board of Directors, effective upon the execution of the Settlement Agreement.

Consulting Agreement

Also on February 11, 2019, as contemplated by the Settlement Agreement, the Company entered into the Consulting Agreement with Mr. Trafelet and the Consultant, an entity controlled by Mr. Trafelet. Pursuant to the Consulting Agreement, Mr. Trafelet agreed to make himself available to provide consulting services to the Company through the Consultant for up to 24 months. In exchange for the consulting services, the Consultant is receiving an annual consulting fee of $400,000. However, even if the Company terminates the consulting period (other than in certain specified circumstances), the Company will continue to pay the consulting fees described in the immediately preceding sentence through the balance of the 24-month term.

Registration Rights Agreement

Also on February 11, 2019, as contemplated by the Settlement Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Mr. Trafelet, relating to the shares of the Company’s common stock held by Mr. Trafelet or his affiliates as of February 11, 2019 (the “Registrable Securities”). The Registration Rights Agreement requires the Company to, among other things and subject to the terms and conditions thereof, use reasonable best efforts to file with the SEC a registration statement on Form S-3 within 90 days of the date thereof, covering the resale of the Registrable Securities. On October 10, 2019, Mr. Trafelet executed a waiver whereby he waived the S-3 Registration Rights but maintained all other rights arising under the Registration Rights Agreement and all rights arising under Section 14 of the Alico Settlement Agreement.

Shared Services Agreement

Effective January 1, 2018, Alico and Trafelet Brokaw Capital Management, L.P. (“TBCM”) entered into a shared services agreement under which TBCM provided shared office space at TBCM’s offices in New York, New York, and certain related administrative support services to Alico. Messrs. Brokaw and Trafelet were the Managing Partners of TBCM. Alico reimbursed TBCM for TBCM’s actual costs of providing office space and providing such administrative services (including internal allocations), in consultation with Alico. The term of the agreement was for one year. The agreement expired December 31, 2018 and was not extended or renewed. During fiscal year 2019, Alico paid approximately $150,000 to TBCM pursuant to the shared services agreement.

Nasdaq Rule 5250(B)(3) Agreements Arrangements

The Company is also required by Rule 5250(b)(3) of the Nasdaq Rules to disclose all agreements and arrangements between any director or nominee for director, and any person or entity other than the Company, relating to compensation or other payment in connection with such person’s candidacy or service as a director of the Company. The Company is not aware of any such agreements.

Audit Committee Report

The Audit Committee had primary responsibility for interacting with the Company’s independent auditors during the preparation of the audited financial statements for the fiscal year ended September 30, 2019 (the “audited financial statements”). The Audit Committee currently consists of the following independent Directors: W. Andrew Krusen Jr. (Chairman), R. Greg Eisner and Toby K. Purse.

W. Andrew Krusen Jr. was designated Audit Committee financial expert and was qualified to act in such capacity. The Audit Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2019:

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

•
The Audit Committee has discussed with RSM US LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended or supplemented and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•
The Audit Committee has received from RSM US LLP the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committee Concerning Independence and has discussed and confirmed with RSM US LLP its independence with respect to Alico.

•
Based on and relying on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the SEC.

Audit Committee:

R. Greg Eisner
W. Andrew Krusen, Jr., Chairman
Toby K. Purse

PROPOSAL 2:
RATIFICATION OF THE SELECTION OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected RSM US LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2020. RSM US LLP currently serves as our independent registered public accounting firm.

Representatives of RSM US LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder Ratification of the Selection of Independent Registered Public Accountants

We are asking our shareholders to ratify the selection of RSM US LLP as our independent registered public accounting firm. Although ratification is not required by our articles of incorporation, Amended and Restated Bylaws or otherwise, the Board of Directors is submitting the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate practice. In the event the selection is not ratified by our shareholders, the selection will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and our shareholders.

Independent Registered Public Accounting Firm

Fees incurred relating to services provided by RSM US LLP for the fiscal years ended September 30, 2019 and 2018 were as follows:

	2019	2018
Audit Fees(1)	$415,000	$405,000
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$415,000	$405,000

(1)
Audit fees include the aggregate fees billed by RSM US LLP for professional services and expenses rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements for the fiscal years ended September 30, 2019 and 2018 and assessment of the Company’s internal controls over financial reporting and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees billed include fees by RSM US LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. As indicated, no such audit-related fees were billed by RSM US LLP for the fiscal years ended September 30, 2019 and 2018.

(3)
Tax fees include fees include fees billed by RSM US LLP for professional services rendered for tax compliance, advice and planning services. As indicated, no such tax fees were billed by RSM US LLP for the fiscal years ended September 30, 2019 and 2018.

(4)	RSM US LLP did not bill for any services other than those listed above for the fiscal years ended September 30, 2019 and 2018.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s registered public accounting firm. To fulfill that requirement, the Company’s independent registered public accounting firm, RSM US LLP, provides a proposal to the Audit Committee for all services it proposes to provide and the Audit Committee then approves the proposal as appropriate. During fiscal years 2019 and 2018, 100% of the services provided by RSM US LLP were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

PROPOSAL 3:
Shareholder Proposal: Election of the Board of Directors by a Majority Vote Standard

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board of Directors accept no responsibility. The shareholder proposal is required to be voted upon only if properly presented at that Annual Meeting. As explained below, our Board of Directors makes no recommendation with regards to the shareholder proposal set forth below.

The Company has been notified that the California Public Employees’ Retirement System (“CalPERS”), P.O. Box 2749, Sacramento, California 95812-2749, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding eighteen months, intends to present the following proposal at the Annual Meeting:

Shareholder Proposal

RESOLVED, that the shareowners of Alico Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement from Shareholder

Is accountability by the Board of Directors important to you? As a long- term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company's current voting system, a director may be elected with as little as one affirmative vote because "withheld" votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote "against" candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say "no" to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company's shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.

Board of Directors Recommendation; Vote Required to Approve Shareholder Proposal on Majority Voting

Our Board of Directors has considered the shareholder proposal set forth above relating to majority voting for uncontested director elections, and has determined to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors if approved by shareholders. The Board of Directors recognizes that there are valid arguments in favor of, and in opposition to, majority voting. The Board of Directors wants to use this proposal as an opportunity for shareholders to express their views on this subject.

If shareholders return a validly executed proxy, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be counted as abstentions.

Approval of this proposal, if properly presented at the Annual Meeting, will require the affirmative vote of a majority of the votes cast by holders of the Company’s common stock represented and entitled to vote at the Annual Meeting.

Shareholders should note that approval of this proposal would not, by itself, implement majority voting. In order to implement majority voting, the Company would need to amend its articles of incorporation or bylaws.

THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, IS NOT MAKING A RECOMMENDATION EITHER IN FAVOR OF OR OPPOSED TO THIS SHAREHOLDER PROPOSAL CONCERNING MAJORITY VOTING. THE BOARD OF DIRECTORS LOOKS FORWARD TO RECEIVING INPUT FROM OUR SHAREHOLDERS ON THIS IMPORTANT ISSUE.

The Company will, upon oral or written request, provide the name and address of the proponent of the shareholder proposal and the number of shares that it owns. Requests may be sent to c/o Alico, Inc., 10070 Daniels Interstate Ct., Suite 100, Fort Myers, FL 33913, Attention: Richard Rallo, Corporate Secretary.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the next Annual Meeting of Shareholders should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Richard Rallo, Corporate Secretary) by October 30, 2020 for inclusion in the Proxy Statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposals are submitted and who continue in such capacity through the 2021 Annual Meeting of Shareholders date, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting and have held such securities for at least one year.

Shareholders who otherwise wish to present a proposal or nominate directors at the 2021 Annual Meeting of Shareholders must deliver written notice of the proposal to our Corporate Secretary at our principal executive offices, no earlier than September 30, 2020 and no later than October 30, 2020 (provided, however, that if the 2021 Annual Meeting is held earlier than January 29, 2021 or later than April 28, 2021, proposals must be received no later than the 120th day prior to the 2021 Annual Meeting or, if later, the 10th day following the day on which public announcement of the 2021 Annual Meeting is first made). The submission must include certain information concerning the shareholder and the proposal, as specified in the Company’s Amended and Restated Bylaws. Our Amended and Restated Bylaws are included as an exhibit to a Quarterly Report on Form 10-Q filed with the SEC on August 6, 2019, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our Amended and Restated Bylaws by contacting our Corporate Secretary at our principal executive offices.

SHAREHOLDERS SHARING AN ADDRESS

Alico will deliver only one Proxy Statement to multiple shareholders sharing an address unless Alico has received contrary instructions from one or more of its shareholders. Alico undertakes to deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of this Proxy Statement is delivered. A shareholder can notify Alico that the shareholder wishes to receive a separate copy of this Proxy Statement, or a future Proxy Statement, by written request directed to:

Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
(239)226-2000
Attention: Richard Rallo, Corporate Secretary

Likewise, shareholders sharing an address who are receiving multiple copies of this Proxy Statement and wish to receive a single copy of future Proxy Statements may notify Alico at the address and telephone number listed above.

2019 Annual Report to Shareholders

The Company’s 2019 Annual Report to Shareholders for fiscal year 2019, which includes our Annual Report on Form 10-K for fiscal year 2019, and which in turn includes our audited financial statements for fiscal year 2019, is being mailed with this Proxy Statement; however, it is not intended that the Annual Report to Shareholders be deemed a part of this Proxy Statement or a solicitation of proxies.

A copy of our 2019 Annual Report to Shareholders for fiscal year 2019, including our Annual Report on Form 10-K for fiscal year 2019 and our audited financial statements for fiscal year 2019, may also be obtained upon request, and without charge, by writing:
Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
Attention: Richard Rallo, Corporate Secretary

By Order of the Board of Directors

/s/ Richard Rallo
Richard Rallo
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 27, 2020:  The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at https://www.materials.proxyvote.com/016230.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
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Using a black ink pen, mark your votes with an X as shown in this example.     ☒
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2020 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. The Board of Directors makes no recommendation regarding Proposal 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold
01 - John E. Kiernan	☐	☐	02 - George R. Brokaw	☐	☐	03 - R. Greg Eisner	☐	☐

04 - Benjamin D. Fishman	☐	☐	05 - W. Andrew Krusen, Jr.	☐	☐	06 - Henry R. Slack	☐	☐

07 - Toby K. Purse	☐	☐
         For Against Abstain
2. RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF                  ☐ ☐ ☐
RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020
              For Against Abstain
3. A SHAREHOLDER PROPOSAL CONTAINED IN THE PROXY STATEMENT         ☐ ☐ ☐
REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR
ELECTIONS, IF PROPERLY PRESENTED BY THE SHAREHOLDER
PROPONENT AT THE ANNUAL MEETING

NOTE:      IN THEIR DISCRETION, THE PROXY OR PROXIES ARE
AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY
PROPERLY COME BEFORE THE MEETING OR ANY AND ALL
ADJOURNMENTS THEREOF.

B	Authorized Signatures - This section must be completed for your vote to be counted. Please date and sign below.

(Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 1 - Please keep signature within the box.

2020 Annual Meeting Admission Ticket
2020 Annual Meeting of ALICO, INC.

February 27, 2020 at 9:30 a.m. Eastern Standard Time
Offices of Trenam Law
101 E Kennedy Blvd Suite 2700, Tampa, FL 33602

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 27, 2020:
The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at https://materials.proxyvote.com/016230.

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Alico, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints John Kiernan and Richard Rallo, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on
December 31, 2019, at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 27, 2020 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 21, 2020.
This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, WILL NOT BE VOTED ON
PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS
MAY PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on the other side)

C	Non-Voting Items

Change of Address - Please print new address below.	Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.